Herman Miller Reports Second Quarter Fiscal 2017 Results
Webcast to be held Thursday, December 22, 2016, at 9:30 AM ET

Release	Immediate
Date	December 21, 2016
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its second quarter ended December 3, 2016. Net sales in the quarter totaled $577.5 million, a decrease of 0.5% from the same quarter last fiscal year. New orders in the second quarter of $575.9 million were 4.2% below the prior year level. On an organic basis, which adjusts for foreign currency translation and a dealer divestiture, net sales increased by 1.1% and orders decreased by 2.7% in the second quarter, from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.53 per share on a diluted basis in the second quarter compared to diluted earnings per share of $0.57 in the same quarter last fiscal year. Excluding the impact of certain restructuring charges recognized in the period, adjusted earnings per share in the second quarter totaled $0.54.

Brian Walker, Chief Executive Officer, stated “In the face of an uncertain global economic and geopolitical picture, we delivered on the adjusted earnings per share commitment that we established at the start of the quarter. While North America sales were below our expectations, our ELA, Specialty and Consumer businesses all delivered strong organic sales growth in the quarter. Our consolidated orders were lower than anticipated and reflect uneven demand patterns we're seeing across the broader industry. This was amplified by a particularly challenging growth comparison in our prior year second quarter."

Mr. Walker continued, "While business and consumer confidence appear to have rebounded with the completion of the U.S. presidential election, we have experienced elongated and less predictable time periods between project awards and order entry. In anticipation of continued volatility in the near term, we are developing plans to drive further efficiencies throughout our business to both improve profitability and help fund growth initiatives. Despite the near-term challenges, we made meaningful progress this quarter on our strategic agenda, including the launch of a newly remastered Aeron chair, the opening of a Herman Miller retail space in New York City and the continued real estate transformation of our Design Within Reach retail studios.”

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Second Quarter Fiscal 2017 Financial Results

FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data)	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	12/3/2016	11/28/2015	% Chg.	12/3/2016	11/28/2015	% Chg.
	(13 weeks)	(13 weeks)		(27 weeks)	(26 weeks)
Net Sales	$577.5	$580.4	(0.5)%	$1,176.1	$1,145.8	2.6%
Gross Margin %	37.7%	38.7%	N/A	38.1%	38.5%	N/A
Operating Expenses	$167.4	$168.9	(0.9)%	$341.0	$330.6	3.1%
Restructuring Expenses	$1.0	$—	N/A	$1.0	$—	N/A
Operating Earnings %	8.6%	9.6%	N/A	9.0%	9.7%	N/A
Adjusted Operating Earnings %*	8.8%	9.6%	N/A	9.1%	9.7%	N/A
Adjusted EBITDA*	$64.6	$69.8	(7.4)%	$135.5	$138.1	(1.9)%
Net Earnings Attributable to Herman Miller, Inc.	$31.7	$34.7	(8.6)%	$68.0	$68.2	(0.3)%
Earnings Per Share – Diluted	$0.53	$0.57	(7.0)%	$1.13	$1.13	—%
Adjusted Earnings Per Share – Diluted*	$0.54	$0.57	(5.3)%	$1.14	$1.13	0.9%
Orders	$575.9	$601.4	(4.2)%	$1,171.5	$1,164.7	0.6%
Backlog	$318.9	$341.1	(6.5)%
*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Jeff Stutz, Chief Financial Officer, noted, "As expected, our gross margins were impacted by higher commodity costs and a more competitive pricing environment compared to last year. The organization did an excellent job helping to offset these pressures through adjusting spending levels and realizing operating efficiencies, enabling us to deliver on our earnings forecast and generate cash flows well above last year's level.”

Mr. Stutz continued, “Profitability in our consumer segment has been negatively impacted by the large number of new and repositioned studios completed over the past twelve months, and which are not yet operating at full efficiency. We expect a new studio to achieve its long-term profitability level twelve to eighteen months after opening. While we continue to have room for improvement, adjusted for these costs, we are encouraged by an improved growth rate and signs that normalized profitability is improving.”

Consolidated gross margin in the second quarter of fiscal 2017 totaled 37.7%, representing a 100 basis point decrease from the level reported in the same quarter of last fiscal year due to comparatively higher levels of price discounting and pressure from commodity costs.
Operating expenses in the current year second quarter were $167.4 million compared to $168.9 million in the same quarter a year ago. This represented a year-over-year decrease of $1.5 million.
The Company also recognized pre-tax restructuring expenses totaling $1.0 million in the second quarter. These costs relate to severance and outplacement benefits associated with targeted workforce reductions implemented during the period.
Herman Miller’s effective income tax rate in the second quarter was 32.0% compared to 33.0% in the same quarter last fiscal year.

The company ended the second quarter with total cash and cash equivalents of $67.7 million. Cash flow generated from operations in the second quarter was $60.0 million compared to $39.9 million in the same quarter last fiscal year.

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Segment Sales and Orders Results

The following tables summarize reported and organic segment sales and orders for the second quarter of fiscal 2017:

Organic Sales Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	12/3/16					11/28/15
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Net Sales, as reported	$329.5	$107.6	$60.8	$79.6	$577.5	$348.1	$100.7	$57.7	$73.9	$580.4
% change from PY	(5.3)%	6.9%	5.4%	7.7%	(0.5)%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	—	(4.9)	—	—	(4.9)
Currency Translation Effects (1)	0.1	4.3	—	—	4.4	—	—	—	—	—
Net Sales, proforma	$329.6	$111.9	$60.8	$79.6	$581.9	$348.1	$95.8	$57.7	$73.9	$575.5
% change from PY	(5.3)%	16.8%	5.4%	7.7%	1.1%

Organic Order Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	12/3/16					11/28/15
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Orders, as reported	338.3	$99.7	$54.5	$83.4	$575.9	$349.2	$112.7	$61.3	$78.2	$601.4
% change from PY	(3.1)%	(11.5)%	(11.1)%	6.6%	(4.2)%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	—	(6.8)	—	—	(6.8)
Currency Translation Effects (1)	0.1	2.6	—	—	2.7	—	—	—	—	—
Orders, proforma	$338.4	$102.3	$54.5	$83.4	$578.6	$349.2	$105.9	$61.3	$78.2	$594.6
% change from PY	(3.1)%	(3.4)%	(11.1)%	6.6%	(2.7)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

* Items represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Third Quarter Fiscal 2017 Guidance

Looking forward, Herman Miller expects net sales in the third quarter of fiscal 2017 to be in the range of $520 million to $540 million. On an organic basis, adjusted for the impact of a dealer divestiture and foreign currency translation, this forecast implies flat sales growth compared to the third quarter of the prior year at the mid-point of the range. Diluted earnings per share in the quarter are expected to range between $0.31 and $0.35 per share.
Supplemental Information and Webcast

The company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the company's website at http://www.hermanmiller.com/about-us/investors.html.

The company will host a live webcast to discuss the results of the second quarter of fiscal 2017 on Thursday, December 22, 2016, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the global company has relied on innovative design for over 100 years to solve problems for people wherever they work, live, learn, and heal. Herman Miller’s designs are part of museum collections worldwide, and the company is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned the Human Rights Campaign Foundation’s top rating in its Corporate Equality Index ten years in a row, was named a 2016 Top 100 Healthiest Employer, and has earned numerous global sustainability awards. In fiscal 2016, the company generated $2.26 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended December 3, 2016, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended				Six Months Ended
	December 3, 2016		November 28, 2015		December 3, 2016		November 28, 2015
Net Sales	$577.5	100.0%	$580.4	100.0%	$1,176.1	100.0%	$1,145.8	100.0%
Cost of Sales	359.5	62.3%	356.0	61.3%	728.1	61.9%	704.6	61.5%
Gross Margin	218.0	37.7%	224.4	38.7%	448.0	38.1%	441.2	38.5%
Operating Expenses	167.4	29.0%	168.9	29.1%	341.0	29.0%	330.6	28.9%
Restructuring Expenses	1.0	0.2%	—	—%	1.0	0.1%	—	—%
Operating Earnings	49.6	8.6%	55.5	9.6%	106.0	9.0%	110.6	9.7%
Other Expenses, net	4.3	0.7%	3.5	0.6%	7.4	0.6%	7.9	0.7%
Earnings Before Income Taxes and Equity Income	45.3	7.8%	52.0	9.0%	98.6	8.4%	102.7	9.0%
Income Tax Expense	14.5	2.5%	17.2	3.0%	31.6	2.7%	34.2	3.0%
Equity Income, net of tax	0.8	0.1%	0.1	—%	1.1	0.1%	0.2	—%
Net Earnings	31.6	5.5%	34.9	6.0%	68.1	5.8%	68.7	6.0%
Net Earnings/(Loss) Attributable to Noncontrolling Interests	(0.1)	—%	0.2	—%	0.1	—%	0.5	—%
Net Earnings Attributable to Herman Miller, Inc.	$31.7	5.5%	$34.7	6.0%	$68.0	5.8%	$68.2	6.0%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.53		$0.58		$1.13		$1.14
Weighted Average Basic Common Shares	59,954,194		59,891,876		59,942,049		59,812,900
Earnings Per Share – Diluted	$0.53		$0.57		$1.13		$1.13
Weighted Average Diluted Common Shares	60,354,760		60,411,540		60,382,932		60,349,259

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended
	December 3, 2016	November 28, 2015
Net Earnings	$68.1	$68.7
Cash Flows provided by Operating Activities	90.2	73.2
Cash Flows used for Investing Activities	(77.3)	(34.7)
Cash Flows used for Financing Activities	(30.3)	(47.3)
Effect of Exchange Rates	0.2	(0.2)
Change in Cash	(17.2)	(9.0)
Cash, Beginning of Period	84.9	63.7
Cash, End of Period	$67.7	$54.7

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	December 3, 2016	May 28, 2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$67.7	$84.9
Marketable Securities	7.8	7.5
Accounts and Notes Receivable, net	195.2	211.0
Inventories, net	150.3	128.2
Prepaid Expenses and Other	45.2	48.9
Total Current Assets	466.2	480.5
Net Property and Equipment	294.8	280.1
Other Assets	507.7	474.6
Total Assets	$1,268.7	$1,235.2

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	157.7	165.6
Accrued Liabilities	221.0	224.4
Total Current Liabilities	378.7	390.0
Long-term Debt	219.6	221.9
Other Liabilities	76.4	71.6
Total Liabilities	674.7	683.5
Redeemable Noncontrolling Interests	25.4	27.0
Herman Miller, Inc. Stockholders' Equity	568.3	524.4
Noncontrolling Interests	0.3	0.3
Total Stockholders' Equity	568.6	524.7
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,268.7	$1,235.2

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